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                                  EXHIBIT 21

                        SUBSIDIARIES OF THE REGISTRANT

Integrity Music, Inc.

Integrity Music Europe Limited

Integrity Music Pty. Ltd.

Integrity Media Asia Pte. Ltd.

Integrity Distribution Company, Inc.

Celebration Hymnal LLC